Exhibit 99.1

Active Power Provides Preliminary Second Quarter 2009 Results

AUSTIN, Texas (July 10, 2009) – Active Power, Inc. (NASDAQ: ACPW) announced today that it expects to report revenues between $6.2 million to $6.7 million for its second quarter ended June 30, 2009, compared to previously provided guidance of $8 million to $12 million. In addition, Active Power expects to report cash used in operating activities in second quarter 2009 of $2 million to $2.5 million compared, to previous guidance of $1 million. This change in cash and investments does not include the proceeds of $3 million from the company’s recent direct sale of shares.

“We believe that a number of orders we anticipated closing and shipping during the second quarter have been deferred to later in the year, particularly in our European markets,” said Jim Clishem, president and CEO, Active Power. “These anticipated orders and shipments resulted in the company increasing the amount of its inventory by approximately $1.5 million which led to the increase in cash used compared to our previous guidance. While overall our funnel of prospects is growing, we believe customers are taking more time when investing capital in their infrastructure due to the macroeconomic conditions at play. We have not had any order cancellations during the quarter and orders received during the second quarter were in excess of $9 million. However, the uncertainty around timing of orders has limited our revenue visibility in future periods.”

Active Power expects to announce second quarter 2009 earnings and provide more detail via conference call scheduled for Friday, July 24, 2009, at 10:00 a.m. (CST). A live, audio only Web cast and replay of the call will be made available on the Investor Relations section of the company’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2009, its future operating results and customers current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include the completion of the accounting close and review of the second quarter financial results and the completion of an audit of the fiscal year 2009 financial results. Specific risks and uncertainties include the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. Please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the most recent year ended December 31 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since such year ended, for more information on the risk factors that could cause actual results to differ. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John K. Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com